Exhibit 99.1

Nkarta Reports Third Quarter 2020 Financial Results

•	First patient dosed in clinical trial of NKX101, investigational NK cell therapy engineered with NKG2D-targeted CAR, in acute myeloid leukemia and myelodysplastic syndromes
•	IND application for NKX019 expected to be filed in 1Q 2021
•	Ended third quarter 2020 with $330.2 million of cash and cash equivalents, believed to be sufficient to fund operations into at least the second half of 2023

SOUTH SAN FRANCISCO, Calif., Nov. 12, 2020 -- Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biopharmaceutical company developing engineered natural killer (NK) cell therapies to treat cancer, today reported financial results for the third quarter ended September 30, 2020, and highlighted recent corporate accomplishments.

“We’re excited by the continued progress made at Nkarta this quarter and the ability of our teams to advance Nkarta’s allogeneic, off-the-shelf cell therapy programs,” said Paul J. Hastings, President and Chief Executive Officer of Nkarta. “We have dosed the first patient in our first clinical trial of NKX101, continue to prepare our in-house clinical GMP capabilities for the production of NKX019, and remain on track to file Nkarta’s second IND in the first quarter of 2021 for NKX019. With patients always foremost in mind, we remain focused on advancing Nkarta’s NK cell platform as the next foundation in anti-cancer cell therapy.”

Recent Developments

•

First patient dosed in the Phase 1 clinical trial of NKX101, a first-in-class investigational NK cell cancer immunotherapy engineered to express a chimeric antigen receptor (CAR) targeting NKG2D ligand, for the treatment of relapsed/refractory acute myeloid leukemia (AML) and higher risk myelodysplastic syndromes (MDS).

•

Nadir Mahmood, Ph.D. appointed to the expanded role of Chief Financial and Business Officer, having previously served as Nkarta’s Chief Business Officer. He succeeded Matthew Plunkett, Ph.D., who stepped down as Chief Financial Officer in October 2020.

•	Alicia J. Hager, J.D., Ph.D. joined Nkarta as its Chief Legal Officer.

Anticipated Near-term Clinical Milestones

•

In 1Q 2021, Nkarta expects to file an Investigational New Drug (IND) Application for NKX019, an investigational NK cell therapy engineered to target tumors expressing CD19 antigen for the treatment of B‑cell malignancies.

Third Quarter 2020 Financial Highlights

•

Cash and Cash Equivalents: As of September 30, 2020, Nkarta had cash, cash equivalents, restricted cash and short-term investments of $330.2 million, which includes proceeds from the Company’s July 2020 IPO of $265.1 million, net of underwriting discounts and commissions and other offering costs.

•	R&D Expenses: Research & development expenses were $9.8 million for the third quarter of 2020, which includes $0.7 million of non-cash stock-based compensation expense.

•	G&A Expenses: General and administrative expenses were $3.9 million for the third quarter of 2020, which includes $0.9 million of non-cash stock-based compensation expense.

•	Net Loss. Net loss was $13.7 million, or $0.44 per basic and diluted share, for the quarter ended September 30, 2020.

Financial Guidance

•

Nkarta expects its current cash and cash equivalents will be sufficient to fund its current operating plan into at least the second half of 2023. The company expects cash and cash equivalents at December 31, 2020 to be in the range of $300 million to $310 million.

About NKX101

NKX101 is an investigational, off-the-shelf cancer immunotherapy that uses natural killer (NK) cells derived from the peripheral blood of healthy donors and engineered with membrane-bound IL15 and a chimeric antigen receptor (CAR) targeting NKG2D ligands on tumor cells. NKG2D, a key activating receptor found on naturally occurring NK cells, induces a cell-killing immune response through the detection of stress ligands that are widely expressed on cancer cells. By engineering NKX101 with the proprietary NKG2D-based CAR, the ability of NK cells to recognize and kill tumor cells in pre-clinical models is increased significantly compared to non-engineered NK cells. The addition of membrane-bound IL15, a proprietary version of a cytokine for activating NK cell growth, has been shown in pre-clinical models to enhance the proliferation, persistence and sustained activity of NK cells. A multi-center Phase 1 clinical trial of NKX101 in patients with relapsed/refractory acute myeloid leukemia (AML) or higher risk myelodysplastic syndromes (MDS) is currently enrolling. Additional information about the clinical trial is available on ClinicalTrials.gov, identifier NCT04623944.

About NKX019

NKX019 is an investigational, off-the-shelf cancer immunotherapy that uses natural killer (NK) cells derived from the peripheral blood of healthy donors and engineered with a chimeric antigen receptor (CAR) targeting the CD19 antigen and membrane-bound IL15. CD19 antigen is a B-cell marker and validated target for B‑cell cancer therapies. NKX019 uses the CAR to target and bind to CD19, leading to an immune response that eliminates CD19-expressing cells in preclinical studies. The addition of membrane-bound IL15, a proprietary version of a cytokine for activating NK cell growth, has been shown in preclinical models to enhance the proliferation, persistence and activity of NK cells. Nkarta plans to file an IND application with the FDA in the first quarter of 2021. A Phase 1 clinical trial of NKX019 in patients with advanced relapsed/refractory B cell malignancies is planned to initiate in 2021.

About Nkarta’s NK Cell Technologies

Nkarta has pioneered a novel discovery and development platform for the engineering and efficient production of allogeneic, off-the-shelf natural killer (NK) cell therapy candidates. The approach harnesses the innate ability of NK cells to recognize and kill tumor cells, and builds upon the important advances in cellular immunotherapy and chimeric antigen receptor (CAR) biology. To enhance the intrinsic activity of NK cells, Nkarta genetically engineers the cells with a CAR that consists of a targeting receptor designed to recognize and bind to specific proteins on the surface of cancerous cells. This receptor is fused to co-stimulatory and signaling domains to amplify cell signaling and NK cell cytotoxicity. Upon binding the target, NK cells become activated and release cytokines that enhance the immune response and cytotoxic granules that lead to killing of the target cell. All of Nkarta’s NK cell therapy candidates are engineered with a membrane-bound IL15, a proprietary version of a cytokine known for activating NK cell growth, to enhance the persistence and activity of the NK cells.

Nkarta’s manufacturing process generates an abundant supply of NK cells that, at commercial scale, is expected to be significantly lower in cost than other current allogeneic and autologous cell therapies. Key to this efficiency is the rapid expansion of donor-derived NK cells using a proprietary NKSTIM cell line, leading to the production of hundreds of individual doses from a single manufacturing run. The platform also features the ability to freeze and store CAR NK cells for an extended period of time and is designed to enable immediate, off-the-shelf administration to patients at the point of care.

About Nkarta

Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off the shelf natural killer (NK) cell therapies for cancer. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies, Nkarta is building a pipeline of cell therapy candidates generated by efficient manufacturing processes, which are engineered to enhance tumor targeting and improve persistence for sustained activity in the body. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Nkarta’s expectations regarding its growth, strategy, progress and timing of its preclinical studies and clinical trials for NKX101 and NKX019, including its regulatory plans and the timing of the NKX019 IND and trial initiation; the mechanism of action and activity of Nkarta’s product candidates;  the efficiency and cost of Nkarta’s manufacturing processes; the number of doses generated from a manufacturing run; Nkarta’s progress towards in-house clinical GMP capability; the proprietary nature of Nkarta’s technology; and Nkarta’s expected cash burn for 2020 and cash runway. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the success of its co-lead product candidates, NKX101 and NKX019; that Nkarta may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; and risks relating to the impact on our business of the COVID-19 pandemic or similar public health crises.

These and other risks are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s final prospectus for its initial public offering, filed with the SEC on July 13, 2020, Nkarta’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, filed with the SEC on August 20, 2020, Nkarta’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, filed with the SEC on November 12, 2020, and our other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Collaboration revenue	$—	$—	$—	$115
Operating expenses
Research and development	9,828	4,620	24,950	10,535
General and administrative	3,918	1,289	8,560	3,281
Total operating expenses	13,746	5,909	33,510	13,816
Loss from operations	(13,746)	(5,909)	(33,510)	(13,701)
Other income (expense), net:
Change in fair value of preferred stock purchase right liability	—	3,383	(40,163)	3,383
Other income (expense), net	53	(142)	209	(271)
Total other income (expense), net	53	3,241	(39,954)	3,112
Net loss	$(13,693)	$(2,668)	$(73,464)	$(10,589)

Net loss per share, basic and diluted	$(0.44)	$(1.75)	$(6.39)	$(7.45)
Weighted average shares used to compute net loss per share, basic and diluted	30,981,441	1,528,510	11,499,327	1,421,882

Nkarta, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	September 30, 2020	December 31, 2019
Assets
Cash, cash equivalents, restricted cash and short-term investments	$330,172	$37,259
Property and equipment, net	9,180	3,080
Operating lease right-of-use assets	8,763	7,144
Other assets	4,180	929
Total assets	$352,295	$48,412
Liabilities and stockholders' equity (deficit)
Preferred stock purchase right liability	$—	$1,478
Operating lease liabilities	9,135	7,296
Other liabilities	8,179	5,305
Total liabilities	17,314	14,079
Convertible preferred stock	—	59,815
Stockholders’ equity (deficit)	334,981	(25,482)
Total liabilities and stockholders’ equity (deficit)	$352,295	$48,412

Nkarta Media/Investor Contact:

Greg Mann

Nkarta, Inc.

gmann@nkartatx.com